EXHIBIT 15
Ernst & Young LLP


February 15, 1995


The Board of Directors
JLG Industries, Inc.

We are aware of the incorporation by reference in the registration statements (Form S-8 No. 33-60366, Form S-8 No. 2-87955 and Form S-8 No. 33-75746) of JLG
Industries, Inc. of our report dated February 15, 1995, except for Note D, as to which the date is February 23, 1995, relating to the unaudited condensed consolidated interim financial statements of JLG Industries, Inc., which are included in its Form 10-Q for the quarter ended January 31, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.